Exhibit 99.1

NEWS RELEASE
Constar International Inc.
One Crown Way
Philadelphia, PA 19154-4599
Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES 2007 THIRD

QUARTER AND FIRST NINE MONTHS FINANCIAL RESULTS

Philadelphia, PA – November 13, 2007 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the third quarter and nine months ended September 30, 2007.

Consolidated net sales were $225.8 million in the third quarter of 2007 compared to $246.7 million in the third quarter of 2006.

Credit Agreement EBITDA, excluding restructuring charges, declined in the third quarter of 2007 to $17.2 million from $20.0 million in the third quarter of 2006. This decrease was primarily due to reduced unit volumes and the impact of contractual price reductions, which were partially offset by reduced manufacturing costs and operating expenses.

Commenting on the third quarter results, Michael Hoffman, CEO and President of Constar, stated, “Our third quarter performance places us on track to achieve our financial guidance for the full year. Although the trends in carbonated soft drinks and self-manufacturing of water bottles continued, they were in line with expectations. October volumes and our outlook for the balance of the fourth quarter are positive. We are beginning to see our custom business regain its momentum and expect that it will show favorable fourth quarter comparisons with last year. In addition, we continue to maintain a strong liquidity position.”

In the U.S., net sales were $181.4 million in the third quarter of 2007 compared to $198.2 million in the third quarter of 2006. The decrease in U.S. net sales was principally driven by declines in unit volume and the impact of contractual price reductions. Total U.S. unit volume decreased 3.3 percent as compared to the third quarter of 2006. Conventional unit volume declined 3.5 percent compared to the third quarter of 2006, while custom unit volume decreased 1.9 percent.

In Europe, net sales were $44.4 million in the third quarter of 2007 compared to $48.5 million in the third quarter of 2006. The decrease in European net sales in the third quarter of 2007 compared to the third quarter of 2006 was primarily due to decreased total unit volume of 3.1 percent. Total bottle and preform volume decreased by 12.3 percent due principally to the previously disclosed loss of a major customer in the Netherlands, partially offset by an increase in closure volume of 7.3 percent. The decline in revenue due to volume losses was partially offset by favorable foreign currency translations.

Gross profit, excluding depreciation expense, decreased by $4.4 million to $23.4 million in the third quarter of 2007 compared to the third quarter of 2006. Gross profit, excluding depreciation expense, as a percentage of net sales declined to 10.3 percent in the third quarter of 2007 from 11.3 percent in the third quarter of 2006. The reduced gross profit, excluding depreciation expense, primarily reflects lower volumes and the impact of contractual price concessions, which were partially offset by lower manufacturing costs.

Selling and administrative and research and technology expenses were $8.2 million in the third quarter of 2007 compared to $8.0 million in the third quarter of 2006. This increase was primarily driven by increased compensation expense and a $0.3 million charge related to non-restructuring severance costs, offset by decreased legal and stock compensation expenses.

Operating income decreased to $8.8 million in the third quarter of 2007 compared to $12.0 million in the third quarter of 2006. This decrease in operating income primarily relates to the lower unit volumes and contractual price concessions discussed above.

Interest expense remained consistent at $10.4 million in the third quarter of 2007 and 2006.

Other income decreased $0.3 million to $0.2 million from $0.5 million in the third quarter of 2006. The decrease in other income primarily resulted from reductions in foreign currency gains.

Net loss in the third quarter of 2007 was $1.1 million, or $0.09 loss per basic and diluted share, compared to net income in the third quarter of 2006 of $1.4 million, or $0.11 income per basic and diluted share.

First Nine Months Results:

Consolidated net sales were $678.8 million in the first nine months of 2007 compared to $719.8 million in the first nine months of 2006.

In the U.S., net sales were $529.6 million in the first nine months of 2007 compared to $586.3 million in the first nine months of 2006. The decrease in U.S. net sales was principally driven by declines in unit volume and the impact of contractual price reductions. Total U.S. unit volume decreased 5.7 percent compared to the nine months ended September 30, 2006. Custom unit volume decreased 5.8 percent, while conventional unit volume declined 5.4 percent compared to the nine months ended September 30, 2006.

In Europe, net sales were $149.2 million in the first nine months of 2007 compared to $133.5 million in the first nine months of 2006. The increase in European net sales for the nine months ended September 30, 2007 was primarily due to increased total unit volume of 5.2 percent, and favorable foreign currency translations compared to the nine months ended September 30, 2006.

Gross profit, excluding depreciation expense, decreased by $13.5 million to $65.7 million in the first nine months of 2007 compared to the first nine months of 2006. Gross profit, excluding depreciation expense, as a percentage of net sales declined to 9.7 percent in the first nine months of 2007 from 11.0 percent in the first nine months of 2006. The reduced gross profit, excluding depreciation expense, primarily reflects lower volumes, contractual price reductions and the $4.0 million impact of last year’s settlement of a pricing dispute with a customer, which were partially offset by lower manufacturing costs and favorable foreign currency translations.

During the nine months ended September 30, 2007, the Company recorded restructuring charges of $3.2 million, which consisted primarily of severance costs principally related to the Company’s facility in the Netherlands.

Selling and administrative and research and technology expenses were $23.5 million in the first nine months of 2007 compared to $26.0 million in the first nine months of 2006. The decrease was primarily driven by lower legal and audit fees.

Operating income decreased to $17.4 million in the first nine months of 2007 compared to $25.7 million in the first nine months of 2006. This decrease in operating income was primarily related to the decreased operating performance and restructuring charges described above.

Interest expense decreased $0.1 million to $31.0 million in the first nine months of 2007 from $31.1 million in the first nine months of 2006. The decrease resulted from lower average borrowings partially offset by a higher effective interest rate.

Other income was $1.1 million for the nine months ended September 30, 2007 compared to $1.4 million for the nine months ended September 30, 2006. Other income consists primarily of royalty income, interest income and foreign exchange gains.

Net loss for the nine months ended September 30, 2007 was $12.3 million, or $1.00 loss per basic and diluted share, compared to a net loss for the nine months ended September 30, 2006 of $4.8 million, or $0.39 loss per basic and diluted share.

Credit Agreement EBITDA, excluding restructuring charges, in the first nine months of 2007 decreased by $9.2 million, or 16.8 percent, to $45.7 million from $54.9 million in the first nine months of 2006. This decrease was primarily due to lower gross profit, excluding depreciation expense, partially offset by reduced operating expenses.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the third quarter of 2007 and the first nine months of 2007, these adjustments would have amounted to $1.4 and $1.8 million, respectively. In the third quarter of 2006 and the first nine months of 2006, the adjustments were $0.3 million and $1.3 million, respectively. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis, but excluding restructuring charges.

Credit Agreement EBITDA excluding restructuring charges is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA excluding restructuring charges is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA excluding restructuring charges to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Conference Call, Web Cast Information

The Company will hold a conference call on Tuesday, November 13, 2007, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (877) 340-7912 (domestic callers) or (719) 325-4844 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on Tuesday, November 20, 2007 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 5714215, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers, the impact of self-manufacturing on the Company’s business, and the impact of pricing changes; the Company’s ability to secure new business, expand sales of custom products, improve the operating performance of its European business and achieve cost savings under its Best Cost Producer program; and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, beverages and other end-use applications. The Company provides full-service packaging solutions, from product design and engineering to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net customer sales	$224,694	$245,913	$675,502	$716,808
Net affiliate sales	1,133	818	3,245	3,030

Net sales	225,827	246,731	678,747	719,838
Cost of products sold, excluding depreciation	202,456	218,933	613,021	640,629
Depreciation	6,340	7,449	21,733	26,035

Gross profit	17,031	20,349	43,993	53,174

Selling and administrative expenses	6,594	6,362	18,074	21,280
Research and technology expenses	1,627	1,671	5,397	4,697
Asset impairment charge	—	—	—	870
Provision for restructuring	32	366	3,167	591

Total operating expenses	8,253	8,399	26,638	27,438

Operating income	8,778	11,950	17,355	25,736
Interest expense	(10,435)	(10,422)	(31,011)	(31,072)
Other income (expense), net	165	476	1,090	1,427

Income (loss) from continuing operations before income taxes	(1,492)	2,004	(12,566)	(3,909)
Benefit from income taxes	—	—	—	—

Income (loss) from continuing operations	(1,492)	2,004	(12,566)	(3,909)
Loss from discontinued operations, net of taxes	347	(621)	292	(882)

Net income (loss)	$(1,145)	$1,383	$(12,274)	$(4,791)

Basic earnings (loss) per common share:
Continuing operations	$(0.12)	$0.16	$(1.02)	$(0.32)
Discontinued operations	0.03	(0.05)	0.02	(0.07)

Net income (loss) per share	$(0.09)	$0.11	$(1.00)	$(0.39)

Diluted earnings (loss) per common share:
Continuing operations	$(0.12)	$0.16	$(1.02)	$(0.32)
Discontinued operations	0.03	(0.05)	0.02	(0.07)

Net income (loss) per share	$(0.09)	$0.11	$(1.00)	$(0.39)

Weighted average common shares outstanding:
Basic	12,315	12,235	12,306	12,214

Diluted	12,315	12,589	12,306	12,214

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Reconciliation of net income (loss) to Credit Agreement EBITDA, excluding restructuring charges:
Net income (loss)	$(1,145)	$1,383	$(12,274)	$(4,791)
Add back:
Interest expense	10,435	10,422	31,011	31,072
Taxes	—	—	—	—
Depreciation	6,340	7,449	21,733	26,035

EBITDA	15,630	19,254	40,470	52,316
Restructuring Charges	154	498	3,405	1,266

EBITDA, excluding restructuring charges	15,784	19,752	43,875	53,582

Other adjustments under Credit Agreement	1,439	271	1,799	1,295

Credit Agreement EBITDA, excluding restructuring charges	$17,223	$20,023	$45,674	$54,877

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$17,031	$20,349	$43,993	$53,174
Add back: Depreciation	6,340	7,449	21,733	26,035

Gross profit, excluding depreciation expense	$23,371	$27,798	$65,726	$79,209

Percentage of net sales	10.3%	11.3%	9.7%	11.0%

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS COMPARISON

(in thousands, except par value)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$8,359	$19,370
Accounts receivable, net	81,469	61,101
Accounts receivable - related party	475	856
Inventories, net	92,433	83,355
Prepaid expenses and other current assets	4,093	11,274
Deferred income taxes	2,179	2,257
Current assets of discontinued operations	435	11,602

Total current assets	189,443	189,815

Property, plant and equipment, net	150,677	148,235
Goodwill	148,813	148,813
Other assets	12,879	15,813
Non-current assets of discontinued operations	—	1,286

Total assets	$501,812	$503,962

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$10,855	$—
Accounts payable	83,476	82,611
Accounts payable - related party	555	950
Accrued expenses and other current liabilities	40,335	31,433
Current liabilities of discontinued operations	887	8,680

Total current liabilities	136,108	123,674

Long-term debt	393,667	393,466
Pension and postretirement liabilities	15,572	19,143
Deferred income taxes	2,179	2,257
Other liabilities	8,404	8,117
Non-current liabilities of discontinued operations	947	2,144

Total liabilities	556,877	548,801

Commitments and contingent liabilities
Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $.01 par value - 12,873 shares and 12,809 shares issued, 12,605 shares and 12,576 shares outstanding at September 30, 2007 and December 31, 2006, respectively	125	125
Additional paid-in capital	276,236	275,754
Accumulated other comprehensive loss	(16,537)	(18,958)
Treasury stock, at cost - 268 and 233 shares at September 30, 2007 and December 31, 2006, respectively	(881)	(704)
Accumulated deficit	(314,008)	(301,056)

Total stockholders’ deficit	(55,065)	(44,839)

Total liabilities and stockholders’ deficit	$501,812	$503,962

CONSTAR INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS COMPARISON

(in thousands)

(Unaudited)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(12,274)	$(4,791)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,162	28,270
Asset impairment charges	—	870
Bad debt expense (recovery)	581	153
Restructuring and other exit activities	644	(1,157)
Stock-based compensation	573	709
Reclassification gain of foreign currency translation adjustments	(110)	—
Deferred income taxes	—	(107)
(Gain) loss on disposal of assets	(432)	91
Minority interest	(1,893)	(257)
Changes in operating assets and liabilities:
Accounts receivable	(8,003)	(5,062)
Inventories	(8,159)	11,937
Prepaid expenses and other current assets	8,205	3,389
Accounts payable and accrued expenses	(1,834)	5,155
Change in outstanding book overdrafts	(140)	(934)
Pension and postretirement benefits	(1,293)	(1,344)

Net cash provided by operating activities	(973)	36,922

Cash flows from investing activities:
Purchases of property, plant and equipment	(23,590)	(17,240)
Proceeds from the sale of property, plant and equipment	2,808	145

Net cash used in investing activities	(20,782)	(17,095)

Cash flows from financing activities:
Proceeds from Revolver loan	588,599	616,767
Repayment of Revolver loan	(577,744)	(627,220)
Costs associated with debt financing	(385)	(320)
Repayment of other debt	—	(1,540)

Net cash provided by (used in) financing activities	10,470	(12,313)

Effect of exchange rate changes on cash and cash equivalents	274	286

Net decrease in cash and cash equivalents	(11,011)	7,800
Cash and cash equivalents at beginning of period	19,370	9,663

Cash and cash equivalents at end of period	$8,359	$17,463